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                                EXHIBIT 28


                    Press Release Dated October 5, 1995




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                               PRESS RELEASE


                          SCHERER HEALTHCARE, INC.


For Immediate Release                                          October 5, 1995


         SCHERER HEALTHCARE SELLS CERTAIN ASSETS OF CUSTOM MEDICAL PRODUCTS.

Atlanta, GA, October 5, 1995. Scherer Healthcare, Inc. (NASDAQ:SCHR) announced today the sale of certain of the assets of Custom Medical Products to a subsidiary of Cordis Corporation. Custom Medical Products is an Asheville, North Carolina based provider of nonwoven medical drapes, gowns and accessory items used by hospitals and other health care providers. Scherer Healthcare will continue in the business of providing nonwoven apparel for industrial uses.

Scherer Healthcare provides health care products and services, including medical waste management services, pharmaceutical research and development, consumer health care products and industrial clean room products.